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                                                                   EXHIBIT 10.30

                                SEVERANCE POLICY


     The Company Severance Plan ("Plan") shall act to provide severance pay to eligible participants as described below:

1.   EFFECTIVE DATE:  November 23, 1998.

2.   ELIGIBLE PARTICIPANT:

     (a)    all full-time employees as of the Effective Date, and
     (b) all new, full-time employees employed after the Effective Date, subject to limitations as may be determined by the President and CEO as conditions to such new employee's employment with the Company.

3. TERM OF PLAN: The Plan shall be in effect for a period of two (2) years, commencing November 1, 1998 and ending October 31, 2000.

4. CLASSIFICATIONS: Each Eligible Participant shall be classified and entitled to a Severance Pay Benefit as follows:


          Classification                Severance Pay Benefit
          --------------                ---------------------
               A                     eighteen (18) months base pay
               B                     eighteen (18) months base pay
               C                     eighteen (18) months base pay
               D                      twelve (12) months base pay
               E                       nine (9) months base pay
               F                        six (6) months base pay

5. SEVERANCE PAYMENT: Each Eligible Participant terminated by the Company for any reason other than "cause" (as such term is defined below) shall be entitled to the Severance Pay Benefit described above, payable in equal monthly installments commencing on the first (1st) day of the month immediately following the date of such Eligible Participant's termination by the Company; provided that in the event the Company's is sold pursuant to a merger or liquidation proceeding and the Eligible Participant is not offered the same or substantially similar employment, such Severance Pay Benefit shall be paid to each Eligible Participant in a lump sum.

     For purposes of this Severance Policy, termination for "cause" shall include:

     (a)  willful breach or habitual neglect of duties and responsibilities;
     (b)  conviction of a felony offense during the Term of Plan;
     (c) habitual or serious violation of the Company's Personnel Policies and Procedures; or
     (d) any activity that acts to impugn the integrity of the Company, its officers and directors, or compromises the confidentiality of the Company's business or business relationships.

6. SPECIAL PROVISIONS: The Severance Pay Benefit described above SHALL BE SUBJECT TO THE FOLLOWING:

     (a) each Eligible Participant shall, upon termination and prior to receipt of any Severance Pay Benefit, execute a Separation Agreement with the Company which shall include the following provisions:

          (i)    a release of all claims against the Company;
          (ii)   a confidentiality provision; and
          (iii) agreement to give notice to the Company and not accept or retain any further Severance Pay Benefit in the event the Eligible Participant shall accept the same or substantially similar employment with any other employer.

     (b) Severance Pay Benefits provided under this Plan shall automatically terminate as to any Eligible Participant at such time the Eligible Participant shall accept the same or substantially similar employment with any other employer.